Exhibit 4.12

FIFTH SUPPLEMENTAL INDENTURE

FIFTH SUPPLEMENTAL INDENTURE (this “Fifth Supplemental Indenture”), dated as of July 17, 2013, among The Hillman Group, Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, National Association., as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company, the Guarantors and the Trustee have heretofore entered into an indenture, dated as of May 28, 2010, as amended and supplemented by the First Supplemental Indenture thereto dated as of December 29, 2010 (the “First Supplemental Indenture”), the Second Supplemental Indenture thereto dated as of April 1, 2011 (the “Second Supplemental Indenture”), the Third Supplemental Indenture thereto dated as of February 5, 2013 (the “Third Supplemental Indenture”) and the Fourth Supplemental Indenture thereto dated as of February 19, 2013 (the “Fourth Supplemental Indenture” and, as so amended and supplemented, the “Indenture”), providing for the issuance of 10.875% Senior Notes due 2018 (the “Notes”);

WHEREAS, the Company desires to amend the Indenture as set forth in this Fifth Supplemental Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Fifth Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AMENDMENT TO THE INDENTURE. Section 10.05 of the Indenture is hereby amended by amending and restating clauses (a) and (b) thereof as set forth below:

“(a) In the event of any sale or other disposition of all or substantially all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, then the Person acquiring the property will be released and relieved of any obligations under the Note Guarantee;”

“(b) In the event of any sale or other disposition of Capital Stock of any Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company and such Subsidiary Guarantor ceases to be a Restricted Subsidiary of the Company as result of the sale or other disposition, then such Subsidiary Guarantor will be released and relieved of any obligations under its Note Guarantee;”

3. RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fifth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIFTH SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. COUNTERPARTS. The parties may sign any number of copies of this Fifth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fifth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed, all as of the date first above written.

PAULIN INDUSTRIES INC.
HILLMAN GROUP GP1, LLC
HILLMAN GROUP GP2, LLC
THE HILLMAN GROUP, INC.
THE HILLMAN COMPANIES, INC.
HILLMAN INVESTMENT COMPANY
ALL POINTS INDUSTRIES, INC.
SUNSUB C INC.

By:	/s/ ANTHONY A. VASCONCELLOS
	Name:	Anthony A. Vasconcellos
	Title:	Chief Financial Officer and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/S/ RAYMOND DELLI COLLI
	Name:	Raymond Delli Colli
	Title:	Vice President

[Fifth Supplemental Indenture]